Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Libbey Inc. 2006 Omnibus Incentive Plan of our reports dated March 15, 2011, with respect to the consolidated financial statements and schedule of Libbey Inc. and the effectiveness of internal control over financial reporting of Libbey Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

August 5, 2011